Exhibit 99.1

U.S. GOLD CORPORATION
NEWS RELEASE
2201 Kipling Street, Suite 100
Lakewood, Colorado 80215-1545
(303) 238-1438 FAX: (303) 238-1724

U.S. GOLD SHAREHOLDERS APPROVE INCREASE
TO AUTHORIZED SHARES

Denver, Colo.-September 22, 2003 – U.S. Gold Corporation (OTC BB: USGL; Berlin Exchange: US 8), announced that its shareholders have approved an amendment to its articles of incorporation to increase the authorized number of common shares from 18 million to 35 million shares. This action was taken at the annual meeting of shareholders held Friday, September 19, 2003, in Golden, Colorado.

Shareholders also elected six incumbent directors of the Corporation, those being William W. Reid, John W. Goth, Richard F. Nanna, Peter Bojtos, Curtis Deane and David C. Reid. In addition, an amendment to the Corporation’s Stock Option and Stock Grant Plan to increase the shares reserved for issuance under that plan from 2.5 million common shares of the Corporation to 3.5 million shares was approved by shareholders.

“ We are pleased with shareholder support as demonstrated by approval of the recommended proposals”, said William W. Reid, president of U.S. Gold. “The Company is now in a stronger position and moving forward to build value.”

U.S. Gold Corporation is celebrating its 26th year in business and holds a 45% interest in the Tonkin Springs gold mine property in Eureka County, Nevada, which is being developed under a joint venture with BacTech Enviromet Corporation (TSX:YBA). BacTech is providing $12 million of development funding under an agreement effective July 31, 2003. U.S. Gold is also the largest shareholder (27%) of an affiliate private company, Gold Resource Corporation, which is currently involved in a drilling program of a gold exploration property in Oaxaca, Mexico under a joint venture with Canyon Resources Corporation (AMEX:CAU). Canyon will finance up to $3.5 million of exploration and development expenditures at the Oaxaca property to earn a 50% interest in the property.